Exhibit 10(d)

UNS ENERGY CORPORATION
OFFICER CHANGE IN CONTROL AGREEMENT

This Officer Change in Control Agreement (the “Agreement”) is made and entered into by and between UNS Energy Corporation (“Company”) and _______________ (“Executive”), effective as of the date set forth below (the “Effective Date”).

RECITALS

A.    The Board of Directors of Company (the “Board”) believes that it is in the best interests of Company and its shareholders to take appropriate steps to ensure the continuity in the management of Company and its Affiliates (as defined in this Agreement), in the event a Change in Control (as defined in this Agreement) occurs.
B.    Executive currently serves as an officer of Company and one or more of its Affiliates.
C.    The Board has determined that Executive is a key employee whose continued service to Company and the applicable Affiliate(s) is critical in the event a Change of Control is being considered or occurs.
D.    In order to ensure that Company retains Executive’s services in the event a Change in Control is being considered or occurs, the Board has decided to offer to Executive the Change in Control Severance Benefits described in this Agreement.
NOW THEREFORE, in consideration of Executive’s continued service to Company and the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, Company and Executive agree as follows:
AGREEMENT
1.TERM OF AGREEMENT.
This Agreement is effective immediately and will continue in effect until December 31, 2010 (the “Initial Term”). This Agreement will be automatically renewed at the end of the Initial Term for additional terms commencing on each January 1, and ending on the next following December 31 (a “Renewal Term”), unless Company provides Executive with written notice of its intent to terminate the Agreement at least 12 months before the end of the Initial Term or the applicable Renewal Term. If a Change in Control occurs during the Initial Term or any Renewal Term, the scheduled expiration date of the Initial Term or Renewal Term, as the case may be, shall be extended for a term ending on the 24‑month anniversary of the Change in Control, at which time this Agreement will expire. The expiration of the term of this Agreement will not reduce or diminish any liabilities that have accrued prior to the expiration.

2.    CHANGE IN CONTROL SEVERANCE BENEFITS.
(a)    Entitlement to Change in Control Severance Benefits. Executive will be entitled to receive the “Change in Control Severance Benefits” described in this Section 2 if Executive incurs a “Separation from Service” (as defined in Section 3) due to Company’s termination of Executive’s employment without “Cause” (as defined in Section 4) or due to Executive’s termination of employment with Company for “Good Reason” (as defined in Section 5) during the six-month period prior to the occurrence of a “Change in Control” (as defined in Section 7) and if Executive’s Separation from Service is effected in contemplation of such Change in Control. Executive also will be entitled to receive the Change in Control Severance Benefits described in this Section 2 if Executive incurs a Separation from Service due to Company’s termination of Executive’s employment with Company without Cause or due to Executive’s termination of employment with Company for Good Reason during the 24-month period following the occurrence of a Change in Control.
The Change in Control Severance Benefits described in this Section 2 will not be payable if Executive’s employment is terminated for Cause, if Executive voluntarily terminates Executive’s employment without Good Reason, or if Executive’s employment is terminated by reason of Executive’s “Disability” (as defined in Section 6) or Executive’s death. In addition, the Change in Control Severance Benefits will not be payable if Executive’s employment is terminated by Executive or Company for any or no reason more than six-months prior to the occurrence of a Change in Control or more than 24 months following the occurrence of a Change in Control. The Change in Control Severance Benefits also will not be payable if Executive’s employment is terminated within six-months prior to a Change in Control if such termination is effected for reasons other than in contemplation of a Change in Control.
Further, as noted in Section 2(f), a transfer to an Affiliate is not a Separation from Service for purposes of this Agreement.
(b)    Change in Control Severance Benefits. If Executive is entitled to receive Change in Control Severance Benefits pursuant to Section 2(a), the Change in Control Severance Benefits provided to Executive pursuant to the terms of this Agreement will consist of the following:
(i)    A single lump sum cash payment in an amount equal to [two for CEO] [one and one-half for Pres or SVP] [one for VP] times the greater of (a) Executive’s annualized base salary as of the date of Executive’s Separation from Service or (b) Executive’s annualized base salary in effect immediately prior to any material diminution in Executive’s base salary following the execution of this Agreement.
(ii)    A single lump sum cash payment in an amount equal to [two for CEO] [one and one-half for Pres or SVP] [one for VP] times the average payment to which Executive was entitled pursuant to the UniSource Energy Corporation Performance Enhancement Plan or any successor plan (the “Incentive Compensation Plan”) for the three calendar years immediately preceding the calendar year in which Executive’s Separation from Service occurs. If, during each of the three calendar years prior to the year in which Executive’s Separation from Service occurs, Executive was not eligible to (a) participate in the Incentive Compensation Plan or

(b) receive a payment pursuant to the Incentive Compensation Plan based on Executive’s pay grade level in effect at the time of Executive’s Separation from Service, then Executive’s target payment under the Incentive Compensation Plan for the year of Executive’s Separation from Service will be used to calculate the amount to which Executive is entitled pursuant to this paragraph (ii) in lieu of the average payment for the preceding three years.
(iii)    A single lump sum cash payment in an amount equal to a prorated portion (based on the number of calendar days that have elapsed during the calendar year prior to the date of Executive’s Separation from Service) of the payment to which Executive would be entitled under the Incentive Compensation Plan (had Executive’s Separation from Service not occurred) for the calendar year in which Executive’s Separation from Service occurs. The payment due pursuant to this paragraph (iii) will be based on Executive’s target payment under the Incentive Compensation Plan for the year in which Executive’s Separation from Service occurs.
(iv)    A single lump sum cash payment in the amount of the payment, if any, to which Executive is entitled under the Incentive Compensation Plan (based on Executive’s actual performance) for the year prior to the year in which the Executive’s Separation from Service occurs, to the extent Executive has not yet received such payment from Company.
(v)    The continuation of any health, life, disability or other insurance benefits that Executive was receiving as of Executive’s last day of active employment for a period expiring on the earlier of (a) [24 for CEO] [18 for Pres or SVP] [12 for VP] months following Executive’s Separation from Service or, if Executive’s Separation from Service occurs within six months prior to the occurrence of a Change in Control, for the [24 for CEO] [18 for Pres or SVP] [12 for VP] months following the date on which the Change in Control occurs or (b) the day on which Executive becomes eligible to receive any substantially similar benefits, on a benefit-by-benefit basis, under any plan or program of any successor employer. The continuation of any health, life, disability or other insurance benefits shall run concurrently with Executive’s COBRA continuation coverage for health benefits. Company will satisfy the obligation to provide the health insurance benefits pursuant to this paragraph (v) by either paying for or reimbursing Executive for the employer’s portion of the COBRA premium (and Executive shall cooperate with Company in all respects in securing and maintaining such benefits, including exercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize the cost). In the event Executive’s right to Company’s continued payment for the employer’s portion of health insurance benefits extends beyond the applicable COBRA coverage period, Company will satisfy the obligation to provide the health insurance benefits by either paying for or reimbursing Executive for the employer’s portion of premiums for health insurance benefits that are comparable to those Executive receives during the COBRA continuation period. Company also will reimburse Executive for the employer’s portion of the cost of comparable coverage for all other insurance benefits that are not subject to the COBRA continuation rules. It will be Executive’s responsibility to procure such benefits and Company will promptly reimburse Executive for the employer’s portion of the premiums for such benefits upon Executive’s submission of an invoice or other acceptable proof of payment. For purposes of this Agreement, the “employer’s portion” is an amount equal to the cost of Company’s corresponding coverage for the applicable benefit for an active employee at Executive’s level at the time of Executive’s Separation from Service.

Notwithstanding the foregoing, if Executive has elected a health care option pursuant to which Company has agreed to make contributions to Executive’s Health Savings Account, then Company will pay to Executive a single lump sum cash payment in an amount equal to the contributions that Company would have made to Executive’s Health Savings Account during the [12 for VP] [18 for Pres or SVP] [24 for CEO] month benefit continuation period described above had Executive not incurred a Separation from Service.
(c)    Timing of Lump Sum Change in Control Severance Benefits. The lump sum Change in Control Severance Benefit payments described in Sections 2(b)(i), (ii), (iii), (iv) and (v) that become payable due to Executive’s Separation from Service within the six-month period prior to a Change in Control will be paid to Executive within 20 days following the later of the (1) date on which the Change in Control occurs or (2) the expiration of the revocation period provided in the release required pursuant to Section 2(d). In the event Executive becomes entitled to the Change in Control Severance Benefit payments described above as a result of Executive’s Separation from Service within the 24-month period following a Change in Control, such payments will be paid to Executive within 20 days following the later of (1) the date of Executive’s Separation from Service or (2) the expiration of the revocation period provided in the release required pursuant to Section 2(d). The payment provisions set forth in this Section 2(c) are subject to the provisions of Section 8(b) (which generally requires a six-month delay in payments to a Specified Employee), if applicable.
(d)    Release Agreement. In order to receive the Change in Control Severance Benefits described in this Section 2, Executive must execute (and not revoke) any release reasonably requested by Company of any claims that Executive may have against Company or any Affiliate in connection with Executive’s employment with Company and/or any Affiliate or otherwise. The release shall be provided to Executive within five days following the occurrence of a Change in Control, in the event Executive’s Separation from Service occurs during the six-month period prior to the occurrence of a Change in Control. The release shall be provided to Executive within five days following Executive’s Separation from Service, in the event such Separation from Service occurs during the 24-month period following the occurrence of a Change in Control. If Executive is 40 years of age or older, Executive shall have either 21 or 45 calendar days (with the exact amount of time to be specified by Company in the release) following the date the release is given to Executive to sign and return the release to Company. If Executive is 40 years of age or older, then within seven calendar days after delivery of the release to Company by Executive, Executive shall be entitled to revoke the release by returning the signed copy or counterpart original of the release to Company. The returned release shall include Executive’s written signature in a space provided thereon, indicating his or her decision to revoke the release. The revocation of a previously signed and delivered release pursuant to the above shall be deemed to constitute an irrevocable election by Executive to have declined to receive Change in Control Severance Benefits pursuant to this Agreement. If Executive is younger than 40 years of age, Executive shall have ten calendar days following the date the release is given to Executive to sign and return the release to Company. If Executive is younger than 40 years of age, Executive shall not be entitled to revoke the release.
(e)    Compliance with Covenants. Executive’s receipt of the Change in Control Severance Benefits described in this Section 2 also is expressly conditioned upon Executive’s continued compliance with the provisions of Section 10 (Intellectual Property) and Section 11 (Restrictive Covenants).
(f)    Transfers to Affiliates. In order to receive the Change in Control Severance Benefits, Executive must incur a Separation from Service with Company which, as noted below, generally requires Executive’s Separation from Service with UniSource Energy Corporation and all of its Affiliates. As a result, a transfer to an Affiliate will not be treated as a Separation from Service for purposes of this Agreement. For purposes of determining whether a transfer constitutes Good Reason for Executive’s Separation from Service pursuant to Section 5, a transfer shall be treated the same as a reassignment within Company.
(g)    “Affiliate” Defined. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned in Treas. Reg. § 1.409A-1(h)(3) (which generally requires 50% common ownership).
(h)    Employment by Successor. For purposes of this Agreement, employment by a successor of Company or a successor of one of its Affiliates shall be considered to be employment by Company or one of its Affiliates. As a result, if Executive is employed by such a successor following a Change in Control, Executive will not be entitled to receive the Change in Control Severance Benefits provided by this Section 2 unless Executive subsequently incurs a Separation from Service with the successor either without Cause or for Good Reason within 24 months following the Change in Control.
(i)    Non-Duplication of Benefits. Except as otherwise provided in Section 2(j), the right to receive any Change in Control Severance Benefits under this Agreement is specifically conditioned upon the Executive either waiving or being ineligible for any and all benefits under any other severance, retention or change in control plan, program or agreement sponsored by Company or any successor.
(j)    Severance Plan Benefits. Notwithstanding Section 2(i), if Executive incurs a Separation from Service for which Executive becomes entitled to, and receives, severance benefits pursuant to the UniSource Energy Corporation Severance Pay Plan (the “Severance Plan”) and a Change in Control occurs within six months following such Separation from Service, Executive will be entitled to Change in Control Severance Benefits pursuant to this Agreement. The payments and benefits due to Executive as Change in Control Severance Benefits then will be reduced by the amount of any payment or benefit Executive already has received pursuant to the Severance Plan.
3.    SEPARATION FROM SERVICE DEFINED.
For purposes of this Agreement, the term “Separation from Service” means, either (a) termination of Executive’s employment with Company and all Affiliates, or (b) a permanent reduction in the level of bona fide services Executive provides to Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services Executive provided to Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether Executive has a “Separation from Service,” Executive’s employment relationship is treated as continuing while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Executive’s right to reemployment with Company or an Affiliate is provided either by statute or contract). If Executive’s period of leave exceeds six months and Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
4.    CAUSE DEFINED.
Company may terminate Executive’s employment at any time for “Cause” upon written notice to Executive specifying the basis for the termination. If Executive incurs a Separation from Service due to Company’s termination of Executive’s employment for “Cause,” Executive shall not be entitled to any Change in Control Severance Benefits pursuant to this Agreement. For purposes of this Agreement, the term “Cause” shall mean the termination of Executive’s employment by Company for one or more of the following reasons:
(a)    Executive’s willful failure to perform any of Executive’s duties which continues after Company has given Executive written notice describing Executive’s failure and provided to Executive an opportunity to cure such failure within 30 days (or such longer period as may be specified by the Board) of such written notice; or
(b)    Executive’s material violation of Company policy; or
(c)    Any act of fraud or dishonesty resulting or intended to result in Executive’s personal enrichment at Company’s or any Affiliate’s expense; or
(d)    Executive’s gross misconduct in the performance of Executive’s duties that results in material economic harm to Company or any Affiliate; or
(e)    Executive’s conviction of, or plea of guilty or no contest (or its equivalent) to, a felony; or
(f)    Executive’s material breach of Executive’s employment agreement with Company, if any.
The existence of Cause shall be determined by the Board, in its discretion.
5.    GOOD REASON DEFINED.
Executive may Separate from Service due to Executive’s termination of employment with Company for “Good Reason” if Executive provides Company with notice of such termination as set forth below. For purposes of this Agreement, the term “Good Reason” shall mean and include each of the following (unless Executive has expressly agreed to such event in a signed writing):

(a)    A material, adverse diminution in Executive’s authority, duties, or responsibilities; or
(b)    A material change in the geographic location at which Executive must primarily perform services; or
(c)    A material diminution in Executive’s base salary provided that such diminution is not a result of a generally applicable reduction in the base salary of all officers of Company in an amount that does not exceed 10%; or
(d)    Any action or inaction that constitutes a material breach of this Agreement by Company which, for this purpose, shall include, but not be limited to, Company’s failure to ensure that any successor to Company or to any Affiliate assumes Company’s obligations pursuant to this Agreement.
Notwithstanding any provisions of this Agreement to the contrary, none of the events described in this Section 5 will constitute Good Reason if, within 30 days after Executive provides Company with a written notice specifying the occurrence or existence of the breach or action that Executive believes constitutes Good Reason, Company has fully corrected (or reversed) such breach or action. Executive’s Separation from Service for Good Reason will occur on the day following the expiration of this 30 day “cure period,” (unless Company has fully corrected (or reversed) such breach or action) unless Executive and Company agree to a later date not later than two years following the initial existence of such breach or action. Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such breach or action if Executive fails to notify Company in writing of such breach or action within 90 days of the event that gives rise to such breach or action.
6.    DISABILITY DEFINED.
For purposes of this Agreement, the term “Disability” means Executive is, by reason of any medically determinable physical or mental impairment that can be expected to (a) result in death or (b) last for a continuous period of not less than 12 months, unable to continue to perform the essential functions of Executive’s job, with or without any accommodation required by law, for six consecutive calendar months or for shorter periods aggregating 125 business days in any 12-month period.
7.    CHANGE IN CONTROL DEFINED.
For purposes of this Agreement, “Change in Control” shall mean each occurrence of any of the following:
(a)    Any person, or more than one person acting as a group (as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the most recent acquisition by such person or persons) ownership of stock of Company possessing 40% or more of the total voting power of the stock of Company, unless such person is, or shall be, a trustee or other fiduciary holding securities under an employee benefit plan of Company or a corporation owned, directly or indirectly, by the stockholders of Company in substantially the same proportion as their ownership of stock of Company;
(b)    The closing of a merger or consolidation of Company or its subsidiary, Tucson Electric Power Company (“TEP”), with another entity that is not affiliated with Company immediately before the Change in Control; provided, however, that, in the case of a merger or consolidation involving Company, if the merger or consolidation results in the voting securities of Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded; and provided further that, in the case of a merger or consolidation involving TEP, if Company continues to hold more than 50% of the combined voting power of the voting securities of TEP or the surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded;
(c)    During any period of 12 consecutive months, excluding any period prior to the execution of this Agreement, the majority of members of Company’s Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or
(d)    Company’s execution of an agreement for the sale or disposition by Company of all or substantially all of Company’s assets.
Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred until: (1) any required regulatory approval, including any final non-appealable regulatory order, has been obtained; and (2) the transaction that would otherwise be considered a Change in Control closes. Further, to the extent required by Section 409A of the Code, a transaction will not be considered a Change in Control for purposes of this Section 7 unless the transaction also constitutes a “change in control event” as such term is used in Treas. Reg. § 1.409A-3(i)(5).
8.    SECTION 409A COMPLIANCE.
(a)     Compliance Strategy; Responsibility for Taxes. Section 409A of the Code imposes an additional 20% tax, plus interest, on payments from “non-qualified deferred compensation plans.” Certain payments under this Agreement could be considered to be payments under a “non-qualified deferred compensation plan.” The additional 20% tax, and interest, does not apply if the payment qualifies for an exception to the requirements of Section 409A of the Code or complies with the requirements of Section 409A of the Code. Company intends that the payments and benefits due pursuant to this Agreement either comply with the requirements of Section 409A of the Code or qualify for an exception to the requirements of Section 409A of the Code. Nevertheless, Company does not guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement.
(b)    Delay in Payments. Prior to making any payments due under this Agreement, Company will determine, on the basis of any regulations, rulings or other available guidance, whether the short-term deferral exception, the separation pay exception or any other exception to the requirements of Section 409A of the Code is available. If Executive is a “Specified Employee” (as defined in Treas. Reg. § 1.409A-1(i)), and Company concludes that no exception to the requirements of Section 409A of the Code is available, no payments that are payable to Executive as a result of Executive’s Separation from Service under this Agreement, or under any other arrangement that is aggregated with this Agreement under Section 409A of the Code, shall be made to Executive prior to the first business day following the date which is six months after Executive’s Separation from Service. Any amounts that would have been paid during the six months following Executive’s Separation from Service will be paid on the first business day following the expiration of the six-month period without interest thereon. The provisions of this paragraph apply to all amounts due pursuant to this Agreement, other than amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b) or other amounts or benefits that are not subject to the requirements of Section 409A of the Code.
(c)    Distributions Treated as Made upon a Designated Event. If Company fails to make any payment, either intentionally or unintentionally, within the time period specified in this Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in this Agreement pursuant to Treas. Reg. § 1.409A-3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treas. Reg. § 1.409A-3(g).
(d)    Reimbursements. In order to ensure compliance with the applicable regulations, the amounts reimbursed by Company in one taxable year will not affect the amounts eligible for reimbursement by Company in a different taxable year. All reimbursements must be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred. Executive may not elect to receive cash or any other benefit in lieu of the benefits provided by this Agreement.
(e)    Miscellaneous Payment Provisions. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. This Agreement shall be operated in compliance with Section 409A of the Code or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A of the Code or to qualify for an applicable exception.
9.    CAP ON PAYMENTS.
(a)    General Rules. The Code places significant tax burdens on Executive and Company if the total payments made to Executive due to a “change in control” (which, for purposes of this Section 9, shall have the meaning ascribed to it in Section 280G of the Code and the regulations adopted thereunder) exceed prescribed limits. For example, if Executive’s “Base Period Income” (as defined below) is $100,000, Executive’s limit or “280G Cap” is $299,999. If Executive’s “Basic Payments” exceed the 280G Cap by even $1.00, Executive is subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to him in excess of $100,000. In other words, if Executive’s 280G Cap is $299,999, Executive will not be subject to an excise tax if Executive receives exactly $299,999. If Executive receives $300,000, Executive will be subject to an excise tax of $40,000 (20% of $200,000). In order to avoid this excise tax and the related adverse tax consequences for Company, by signing this Agreement Executive agrees that Executive’s Basic Payments will not exceed an amount equal to Executive’s 280G Cap unless the exception described in Section 9(e) applies.
(b)    Special Definitions. For purposes of this Section 9, the following specialized terms will have the following meanings:
(i)    “Base Period Income.” “Base Period Income” is an amount equal to Executive’s “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder. Generally, Executive’s “annualized includable compensation” is the average of Executive’s annual taxable income from Company for the “base period,” which is the five calendar years prior to the year in which the change in control occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.
(ii)    “280G Cap.” “280G Cap” shall mean an amount equal to three times Executive’s “Base Period Income” minus $1.00. This is the maximum amount which Executive may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under Section 280G of the Code.
(iii)    “Basic Payments.” The “Basic Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to Executive or for Executive’s benefit, the receipt of which is contingent on a change in control and to which Section 280G of the Code applies.
(c)    Calculating the 280G Cap. If Company believes that these rules will result in a reduction of the payments to which Executive is entitled under this Agreement, it will so notify Executive as soon as possible. Company will then, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm and/or a firm of recognized executive compensation consultants working with a law firm or certified public accounting firm) to provide a determination concerning whether Executive’s Basic Payments exceed Executive’s 280G Cap (the “Determination”). Company will select the Consultant.
At a minimum, the Determination required by this Section must set forth the amount of Executive’s Base Period Income, the value of the Basic Payments, the amount, if any, by which Executive’s Basic Payments exceed Executive’s 280G Cap and the amount and present value of any “Excess Parachute Payment.” For purposes of this Section 9(c), the term “Excess Parachute

Payment” means an amount equal to the excess of any Basic Payment to which Executive is entitled over the Base Period Income allocated to such Basic Payment. Executive shall have the right to review the final calculations used by the Consultant in reaching its conclusions with respect to the Determination.
If the Determination states that the Basic Payments exceed the 280G Cap, Executive’s Basic Payments will be reduced to the extent necessary to eliminate the excess. In making such reduction, Company first will reduce the amount of Executive’s payments under this Agreement and, if necessary, any other payments to which Executive is entitled under any other arrangement that do not constitute “non-qualified deferred compensation” that is subject to Section 409A of the Code. Company will reduce the amount of any Basic Payments payable to Executive that are subject to Section 409A of the Code only to the extent reductions in addition to those described in the preceding sentence are necessary to avoid exceeding the 280G Cap. If reduction of any Basic Payments which are subject to Section 409A of the Code becomes necessary to avoid exceeding the 280G Cap, Company first will reduce the non-equity based Basic Payments on a proportional basis. To the extent additional reductions are necessary to avoid exceeding the 280G Cap, Company then will reduce the equity based Basic Payments on a proportional basis.
If the Consultant selected to provide the Determination so requests, a firm of recognized executive compensation consultants selected by Company (which may, but is not required to be, the Consultant) shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the change in control.
If Company believes that Executive’s Basic Payments will exceed the limitations of this Section 9, it will nonetheless make payments to Executive, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the opinions called for above have been received.
As a general rule, the Determination shall be binding on Executive and Company. Section 280G and the excise tax rules of Section 4999, however, are complex and somewhat uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions. If the Internal Revenue Service finally and conclusively determines that the 280G Cap is actually lower than calculated by the Consultant, the 280G Cap will be recalculated by the Consultant. Any payment over that revised 280G Cap will then be repaid by Executive to Company. If the Internal Revenue Service finally and conclusively determines that the actual 280G Cap exceeds the amount calculated by the Consultant, Company shall pay Executive any shortage, together with interest thereon, from the date such amount should have been paid to the date of such payment, so that Executive will have received or be entitled to receive the maximum amount to which Executive is entitled under this Agreement. For purposes of this Section 9, the applicable interest rate shall be the prime rate published by the Wall Street Journal on the date the amounts described in the preceding sentence should have been paid to Executive.
Company has the right to challenge any determinations made by the Internal Revenue Service. If Company agrees to indemnify Executive from any taxes, interest and penalties that may be imposed upon Executive (including any taxes, interest and penalties on the amounts paid pursuant to Company’s indemnification agreement), Executive must cooperate fully with Company in connection with any such challenge. Company shall bear all costs associated with the challenge by Company of any determination made by the Internal Revenue Service and Company shall control all such challenges.
Executive must notify Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes. Such notice shall be given as soon as possible but in no event later than 15 days following Executive’s receipt of notice of the Internal Revenue Service’s position.
(d)    Effect of Repeal or Inapplicability. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 9 shall be of no further force or effect. Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax to payments under this Agreement, then the provisions of this Section 9 shall not apply.
(e)    Exception. The Consultant selected pursuant to this Section 9 will calculate Executive’s “Uncapped Benefit” and Executive’s “Capped Benefit.” The limitations of this Section 9 will not apply if Executive’s “Uncapped Benefit” minus the excise taxes that will be imposed on Executive pursuant to Section 4999 of the Code exceeds Executive’s “Capped Benefit.” For this purpose, Executive’s “Uncapped Benefit” is equal to the Basic Payments to which Executive will be entitled pursuant to this Agreement, or otherwise, without regard to the limitations of this Section 9. Executive’s “Capped Benefit” is the amount to which Executive will be entitled pursuant to Section 9 of this Agreement after the application of the limitations of this Section 9.
10.    INTELLECTUAL PROPERTY.
(a)    Proprietary Information. Executive and Company hereby acknowledge and agree that in connection with the performance of Executive’s services, Executive shall be provided with or shall otherwise be exposed to or receive certain proprietary information of Company. Such proprietary information may include, but shall not be limited to, information concerning Company’s customers and products, information concerning certain marketing, selling, and pricing strategies of Company, and information concerning methods, manufacturing techniques, and processes used by Company in its operations (all of the foregoing shall be deemed “Proprietary Information” for purposes of this Agreement). Executive hereby agrees that, without the prior written consent of Company, any and all Proprietary Information shall be and shall forever remain the property of Company, and that during Executive’s employment with Company, and at all times thereafter, Executive shall not in any way disclose or reveal the Proprietary Information other than to Company’s executives, officers and other employees and agents in the normal course of Executive’s provision of services hereunder. The term “Proprietary Information” does not include information that (1) becomes generally available to the public other than as a result of a disclosure by Executive contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Executive, provided that such source is not contractually obligated to keep such information confidential.

(b)    Trade Secrets. Executive, prior to and during this Agreement, has had and will have access to and become acquainted with various trade secrets that are owned by Company or by its Affiliates and are regularly used in the operation of their respective businesses and that may give Company or an Affiliate an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Executive agrees and acknowledges that Executive has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Executive’s employment and Executive’s prior relationship to, interest in, and fiduciary relationships to Company. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during Executive’s employment with Company or at any time thereafter, except as required in the course of employment by Company and for its benefit.
(c)    Ownership of Documents. Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the “Documents”) prepared by Executive in connection with Executive’s employment. The Documents shall be the property of Company and are not to be used on other projects except upon Company’s prior written consent. Upon termination of Executive’s employment with Company, Executive shall surrender to Company any and all Documents or other property of whatsoever kind now or hereafter in Executive’s possession, custody, or control that contain or reflect in any manner whatsoever Proprietary Information or information that in any way relates to Company’s business.
(d)    Company Defined. For purposes of this Section 10, “Company” shall be interpreted to include Company and all of Company’s Affiliates.
11.    RESTRICTIVE COVENANTS.
(a)    Covenant Not to Compete. In consideration of Company’s agreements contained herein and the payments to be made by it to Executive pursuant hereto, Executive agrees that during the Restricted Period Executive will not, without prior written consent of Company, consult with, engage in or act as an advisor to another company about activity that is a “Competing Business” of such company in the Restricted Territory, as defined in this Section 11.
(b)    Non-Solicitation. Executive recognizes that Company’s customers are valuable and proprietary resources of Company. Accordingly, Executive agrees that during the Restricted Period Executive will not directly or indirectly, through Executive’s own efforts or through the efforts of another person or entity, solicit business in the Restricted Territory for or in connection with any Competing Business from any individual or entity that obtained products or services from Company at any time during Executive’s employment with Company. In addition, during the Restricted Period Executive will not solicit business in the Restricted Territory for or in connection with a Competing Business from any individual or entity that was solicited by Executive on behalf of Company. Further, during the Restricted Period Executive will not solicit employees of Company who would have the skills and knowledge necessary to enable or assist efforts by Executive to engage in a Competing Business.
(c)    Competing Business. For purposes of this Section 11, Executive shall be deemed to be engaged in a “Competing Business” if, in any capacity, including proprietor, shareholder, partner, officer, director or employee, Executive engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which Company or its operating subsidiaries and Affiliates are engaged on the date of, or any business contemplated by such entities’ business plans in effect on the date of notice of, Executive’s termination of employment. Nothing in this Section 11(c) is intended to limit Executive’s ability to own equity in a public company constituting less than 1% of the outstanding equity of such company, when Executive is not actively engaged in the management thereof. If requested by Executive, Company shall furnish Executive with a good-faith written description of the business or businesses in which Company is then actively engaged or that is contemplated by Company’s current business plan within 30 days after such request is made, and only those activities so timely described in which Company is, in fact, actively engaged or which are so contemplated may be treated as activities that are directly competitive with Company.
(d)    Restricted Period. For purposes of this Section 11, the “Restricted Period” shall include the time during which Executive is employed by Company and a period of one year (or in the event any reviewing court finds this period to be over-broad or unenforceable, for a period of nine months; or in the event any reviewing court finds this period to be over-broad or unenforceable, for a period of six months) following the termination of Executive’s employment with Company for any reason.
(e)    Restricted Territory. Executive and Company understand and agree that Company’s business is not geographically restricted and in some respects at least is unrelated to the physical location of Company facilities or the physical location of any Competing Business, due to extensive use of the power grid, Internet, telephones, facsimile transmissions and other means of electronic information and product distribution. Executive and Company further understand and agree that Executive will, in part, work toward expanding Company’s markets and geographic business territories and will be compensated for performing this work on behalf of Company.
Accordingly, Company has a protectable business interest in, and the parties intend the Restricted Territory to encompass, each and every geographical location from which Executive could engage in a Competing Business. If, but only if, this Restricted Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall be limited to any geographical location that is within 10 miles of any geographical location in which Company is in fact carrying out its business operations or, pursuant to Company’s business plans, is contemplating conducting business operations on the date of Executive’s termination of employment. If, but only if, this Restricted Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall be any location within a 50 mile radius of any Company office in existence or, pursuant to Company’s business plans, intended to be opened at the time of Executive’s termination of employment.
(f)    Remedies; Reasonableness. Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 11 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and for that reason agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section 11. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.
Executive expressly acknowledges and agrees that: (1) the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive, (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants, and (3) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.
Executive also expressly acknowledges and agrees that Executive’s covenants and agreements in this Section 11 shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise.
(g)    Company Not in Default. Company agrees that the restrictions described in this Section 11 apply only so long as Company is continuously not in material default of its obligations to provide payments or employment-type benefits to Executive hereunder or under any other agreement, covenant or obligation.
(h)    Company Defined. For purposes of this Section 11, “Company” shall be interpreted to include Company and all of Company’s Affiliates.
12.    NO MITIGATION.
The payment of Change in Control Severance Benefits will not be affected by whether Executive seeks or obtains other employment. Executive will have no obligation to seek or obtain other employment and Executive’s Change in Control Severance Benefits will not be impacted by Executive’s failure to “mitigate.” As provided in Section 2(b)(v), however, Company’s obligation to provide continued health, life, disability and other insurance benefits will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer.
13.    SUCCESSORS.
Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company or any Affiliate to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company or any Affiliate would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.
14.    BINDING AGREEMENT; ASSIGNMENT.
This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including, but not limited to, any company, person, or other entity which may acquire all or substantially all of the assets and business of Company or any company with or into which

Company may be consolidated or merged, and Executive, Executive’s heirs, executors, administrators, and legal representatives. Nevertheless, the obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. This Agreement shall be assigned automatically to any entity merging with or acquiring Company or its business.
15.    NOTICE.
All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to Company, to:	UNS Energy Corporation 88 E Broadway Blvd Tucson, Arizona 85701

If to Executive, to:	______________________________
Either party may change the address to which notices are to be sent to it by giving ten days written notice of such change of address to the other party in the manner above provided for giving notice.
Notices will be considered delivered on personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.
16.    MISCELLANEOUS.
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Chief Executive Officer of Company or his designee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of Company that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.
17.    SEVERABILITY.
If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (b) if such a modification is not possible or permitted by law, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.
18.    COUNTERPARTS.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
19.    ALTERNATIVE DISPUTE RESOLUTION.
(a)The parties agree that any controversy, dispute or claim arising out of or relating to the Agreement or breach thereof, including without limitation Executive’s employment with or separation of employment from Company, compensatory and punitive damages, and to the extent allowable by law, all claims that Company or any of its representatives engaged in conduct prohibited on any basis under any federal, state, or local statute, including federal or state discrimination statutes or public policy (collectively the “Dispute”), shall be resolved in accordance with the procedures described in this Section, which shall be the sole and exclusive procedures for resolution of any Dispute. The parties shall bear their own attorneys’ fees and costs, unless provided otherwise by an arbitration award, and share equally the cost thereof of all Dispute Resolution procedures described in the Section.
(a)    The parties shall initially try in good faith to settle the Dispute through non-binding mediation. A party seeking mediation shall make a written request for mediation by certified mail, return receipt requested, setting forth with reasonable specificity the basis for the Dispute and the relief requested. A neutral third party mediator shall be agreed upon by the parties. If, within 14 days after a party makes a written request for mediation or within any longer period mutually agreed upon by the parties, the parties have not agreed upon the identity of the mediator and the procedure for mediation, the mediation shall be held in Tucson, Arizona, and administered by the American Arbitration Association (“AAA”) under its Employment Arbitration and Mediation Procedures formally known as the National Rules for Resolution of Employment Disputes (“Rules”) currently in effect. Unless otherwise agreed, the parties shall select a mediator as provided by the Rules. A good faith attempt at mediation shall be a condition precedent to the commencement of arbitration, but is not a condition precedent to any court action for injunctive or other interim relief pending the outcome of these Dispute Resolution procedures.
(b)    If the parties are unable to resolve the dispute by mediation in a timely manner (which, in any case, shall not exceed 60 days from the first notice of mediation or such longer period mutually agreed upon by the parties), the Dispute shall be resolved by final, binding and conclusive arbitration with a sole arbitrator in Tucson, Arizona. The parties shall initiate arbitration by filing a written notice of intention to arbitrate at any office of the AAA. The selection of the arbitrator and the arbitration shall proceed pursuant to the Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(c)    The arbitrator shall award Executive his attorneys’ fees and costs if Executive prevails on at least one material issue in the Dispute, including the attorneys’ fees Executive incurs in connection with any appeal or the enforcement of any award. “Attorneys’ fees and costs” mean all reasonable pre-award expenses, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone costs, witness fees and attorneys’ fees. Any award of attorneys’ fees and costs to Executive shall be paid by Company within 60 days following the award of such fees and costs by the arbitrator, but in no event later than December 31 of the calendar year following the year of the conclusion of the arbitration.
A party may apply to the arbitrator for injunctive or other equitable relief until the arbitration award is rendered or the matter is otherwise resolved. A party may, without waiving the Dispute Resolution procedures under the Agreement, seek from any court having jurisdiction any interim or provisional relief, including a temporary restraining order, an injunction both preliminary and final, and any other appropriate equitable relief, that is necessary to protect the rights or property of that party, pending the final decision of the arbitrator on all issues related to the injunctive relief.
20.    PAYMENT OBLIGATIONS ABSOLUTE.
Company’s obligation to pay Executive the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances. All amounts payable by Company in accordance with this Agreement shall be paid without notice or demand. If Company has paid Executive more than the amount to which Executive is entitled under this Agreement, Company shall have the right to recover all or any part of such overpayment from Executive or from whomsoever has received such amount.
21.    ENTIRE AGREEMENT.
This Agreement sets forth the entire agreement between Executive and Company concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether written or oral, by any officer, employee or representative of Company. Any prior agreements or understandings with respect to the subject matter set forth in the aforementioned agreements are hereby terminated and canceled.
22.    STATUTORY REFERENCES.
All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. All references to sections of the final regulations issued pursuant to Section 409A shall be deemed also to refer to any successor provisions of such regulations or rulings or other guidance that clarify such regulations.
23.    DEFINITIONS.
A number of terms have been defined throughout this Agreement. These defined terms are identified by the capitalization of the first letter of each word or the first letter of each substantive word of a phrase. Whenever these terms are capitalized they shall be given the defined meaning.

24.    PARTIES.
This Agreement is an agreement between Executive and Company. In certain cases, though, obligations imposed upon Company may be satisfied by an Affiliate of Company. Any payment made or action taken by an Affiliate of Company shall be considered to be a payment made or action taken by Company for purposes of determining whether Company has satisfied its obligations under this Agreement.
25.    NO RIGHTS IN ANY PROPERTY OF COMPANY.
The undertakings of Company constitute merely the unsecured promise of Company to make payments as provided for herein. No property of Company shall, by reason of this Agreement, be held in trust for Executive, Executive’s spouse or any other person, and neither Executive nor Executive’s spouse or any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in any property of Company.
26.    NOT AN EMPLOYMENT AGREEMENT.
Nothing in this Agreement shall be construed as an offer or commitment by Company to continue Executive’s employment with Company for any period of time.
27.    CONSTRUCTION.
This Agreement is the result of negotiation between Company and Executive and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, this Agreement shall not be construed for or against Company or Executive, regardless of which party drafted the provision at issue. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. Whenever the words “include,” “includes,” or “including” are used in the Agreement, they shall be deemed to be followed by the words “without limitation.”
28.    GOVERNING LAW.
This Agreement shall be governed in all respects by the laws of the State of Arizona, excluding the conflicts of law principles, and except as preempted by or governed solely by Federal law.
29.    AMENDMENTS.
This Agreement may be amended at any time by a written agreement executed by Company and Executive. No amendment that will result in a violation of Section 409A of the Code, or any other provision of applicable law, may be made to this Agreement and any such amendment shall be void ab initio.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement on this ____ day of ____________ 20__.
UNS ENERGY CORPORATION

By:
Its:

EXECUTIVE

___________________________________________